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Exhibit 10.39

Gerald P. Krueger, Ph.D., CPE
Krueger Ergonomics Research Consulting
4105 Komes Court
Alexandria, VA  22306

January 26, 1999

Dear Jerry:

         As we discussed UTEK Corporation would like to engage your services as an independent marketing representative. Your duties would be to introduce UTEK to CEO's of public companies for the purpose of having UTEK be engaged by these companies to find, acquire and transfer technology licenses to them. Your services will be rendered as an independent contractor and not as an employee of UTEK. I will provide some assistance to you to help ensure that you can make a knowledgeable and effective sales presentation.

         We would like you to provide these services on a time available basis, where you decide how much effort and time you will spend soliciting prospects/customers for UTEK. You are free to provide these services at a location of your choice. You must cover your own expenses while providing this service. However, UTEK will reimburse you for any postage incurred in soliciting prospects.

         In consideration for providing this service to the company, UTEK will compensate you with 10% of any monies or stock received from a customer you introduce to UTEK, within one week following the closing of a technology transfer agreement between this customer and UTEK.

         The term of this Agreement is 12 months. This Agreement may be cancelled by either party upon 90 days notice.

         This Agreement is governed by the Laws of the State of Florida.

         If you agree with all of the above terms, please sign and send a copy of this letter to me. Jerry, I really look forward to working with you again in the months to come.

Very best regards,


/s/  Clifford


Clifford M. Gross, Ph.D.
Chief Executive Officer


Agreed to:


 /s/  Gerald P. Krueger
---------------------------------
Dr. Gerald P. Krueger, Ph.D., CPE


   January 30, 1999
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Date